Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES THIRD QUARTER 2007 RESULTS

NEW RECORDS FOR QUARTERLY OPERATING INCOME AND DISTRIBUTABLE CASH FLOW

RADNOR, PA (BusinessWire) October 31, 2007 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended September 30, 2007 and provided an update of full-year 2007 guidance.

Third Quarter Highlights

Financial and operational results for the third quarter of 2007, with comparisons to results for the third quarter of 2006, included the following:

•	Record distributable cash flow, a non-GAAP (generally accepted accounting principles) measure, of $31.9 million, as compared to $25.2 million;

•	Record operating income of $31.8 million, as compared to $29.9 million;

•	Net income of $16.7 million, or $0.29 per limited partner unit, as compared to $31.3 million, or $0.55 per limited partner unit;

•	Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $24.0 million, as compared to $18.4 million;

•	Natural gas midstream system throughput volumes of 17.8 billion cubic feet (Bcf), or 194 million cubic feet (MMcf) per day, as compared to 16.6 Bcf, or 180 MMcf per day;

•	Gross midstream processing margin of $24.2 million, or $1.35 per thousand cubic feet (Mcf), as compared to $20.5 million, or $1.24 per Mcf; and

•	Coal production by lessees of 8.8 million tons, which was unchanged.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

Distributable cash flow for the third quarter of 2007 increased $6.7 million, or 26 percent, as compared to the third quarter of 2006 primarily due to higher operating income, lower cash paid to settle derivatives and lower interest expense. The $14.7 million, or 47 percent, decrease in net income was primarily due to a $17.1 million increase in the loss from changes in the valuation of unrealized derivative positions and a $1.0 million, or six percent, decrease in operating income from the coal and natural resource management segment (PVR Coal & NRM). These decreases in net income were partially offset by a $2.9 million, or 26 percent, increase in operating income from the natural gas midstream segment (PVR Midstream) and a $0.6 million decrease in interest expense.

The increase in PVR Midstream operating income was due primarily to an increase in the gross processing margin as the result of a record fractionation or “frac” spread – which is the difference between the price of natural gas liquids (NGLs) and natural gas prices on a per MMBtu basis – caused by increases in the prices of crude oil and NGLs sold combined with a decrease in the cost of midstream gas purchased. This increase in segment operating income was partially offset by increases in general and administrative (G&A) and depletion, depreciation and amortization (DD&A) expenses and a decrease in residue gas sales revenue.

The decrease in PVR Coal & NRM operating income from the third quarter of 2006 was due primarily to a decrease in coal royalty revenue as the result of a change in the mix of lessee tonnage, and increases in G&A expense and DD&A expense. These decreases in segment operating income were partially offset by an increase in coal services and other revenues and a decrease in coal royalties expense.

Cash Distribution

As previously announced, on November 14, 2007, PVR will pay to unitholders of record as of November 5, 2007 a quarterly cash distribution covering the period July 1 through September 30, 2007 in the amount of $0.43 per unit, or an annualized rate of $1.72 per unit. This annualized distribution represents a $0.04 per unit increase over the annualized distribution of $1.68 per unit paid in the prior quarter.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report an increase in PVR’s distributable cash flow in the third quarter of 2007 which supports our most recent distribution increase. Our current annualized distribution of $1.72 per unit is eight percent higher than as of the same period in 2006.

“PVR Midstream experienced a strong increase in operating income and cash flow in the third quarter of 2007 as compared to the prior year quarter. Third quarter 2007 processing margins increased from high levels in the third quarter of 2006 as the frac spread was at record high levels in our areas of operation and has remained there into the fourth quarter. In response, we have recently increased the level of our NGL hedge positions to capitalize upon these favorable market conditions and now have NGL hedges in place for 2008 that approximate half of our overall forecasted NGL production volumes.

“We plan to grow PVR Midstream through acquisitions of midstream assets and through organic growth of our existing gathering and processing assets to service increased gas supply. We are constructing a 60 MMcf per day processing plant in the panhandle of Texas to expand our largest processing complex, and an 80 MMcf per day processing plant and related assets in east Texas to serve the oil and gas subsidiary of Penn Virginia Corporation (NYSE: PVA) and potentially other oil and gas producers. We expect both plants to be on line by the first quarter of 2008.

“Coal production by lessees remained strong for PVR Coal & NRM during the third quarter of 2007 and is on track to be within the range of previously provided full-year 2007 guidance. An increase in Illinois Basin lessee production during the third quarter was due to contributions from recent acquisitions in that region.

“The overall market for coal has improved during 2007 as spot prices have increased in the areas where our royalties are market sensitive, although most of our lessees’ contracts with their customers are long-term in nature. The primary reason for the improvement in the coal market is a reduction in utilities’ coal stockpiles, as well as increased exports of Appalachian coal.

“During the third quarter and in the fourth quarter of 2007, PVR Coal & NRM completed acquisitions of forestlands and oil and gas royalties in Appalachia. Both of these acquisitions have assets that are ideally suited for publicly traded partnerships and we expect them to contribute significantly to our results in the future. We owned these types of assets prior to the recent acquisitions, and this expansion is consistent with our expertise and experience.”

Coal and Natural Resource Management Segment Review

Third quarter 2007 operating income for PVR Coal & NRM was $17.7 million, or six percent lower than the $18.8 million in the prior year quarter. Revenues decreased five percent to $28.4 million in the third quarter of 2007 from $29.9 million in the prior year quarter, including an eight percent decrease in coal royalty revenue to $24.4 million in the third quarter of 2007 from $26.6 million in the prior year quarter. Coal production by PVR’s lessees of 8.8 million tons in the third quarter of 2007 was unchanged from the prior year quarter. The mix of production shifted from the prior year quarter, with higher lessee production in the Illinois Basin, the San Juan Basin and northern Appalachia, offset by lower lessee production in central Appalachia.

The decrease in coal royalty revenue for the third quarter of 2007 was primarily due to a decrease in lessee production in relatively higher royalty rate central Appalachia, which was mainly due to the movement of a longwall mining operation off of a subleased PVR property during the quarter. This longwall movement is also expected to reduce lessee coal production in central Appalachia in the fourth quarter of 2007. In addition, PVR expects northern Appalachian production to decrease in the fourth quarter of 2007, as the startup of a new panel in a lessee’s longwall operation has been delayed pending completion of development work. Despite these developments, PVR expects overall lessee production to remain within previously provided guidance for 2007. Primarily due to the combination of increased production in the relatively lower royalty rate Illinois Basin and reduced production in central Appalachia, the average coal royalty per ton decreased nine percent from $3.03 in the third quarter of 2006 to $2.76 in the third quarter of 2007. Net of coal royalties expense, the average coal royalty per ton decreased $0.05, or two percent, from $2.70 in the third quarter of 2006 to $2.65 in the third quarter of 2007. The decrease in coal royalty revenue was partially offset by a 29 percent increase in coal services revenue and a 15 percent increase in other revenues, which are expected to increase due to recent acquisitions of forestlands and oil and gas royalties.

Expenses decreased four percent from $11.1 million in the third quarter of 2006 to $10.7 million in the third quarter of 2007. The decrease was primarily due to a $1.9 million decrease in coal royalties expense as a result of lower production from the subleased property in central Appalachia, partially offset by a $0.6 million increase in other operating expense, primarily due to an increase in mine maintenance and core-hole drilling expenses in central Appalachia and the Illinois Basin, a $0.5 million increase in G&A expense, largely related to increased staffing costs, and a $0.3 million increase in DD&A expense, primarily due to the construction and acquisition of coal services facilities.

Natural Gas Midstream Segment Review

Third quarter 2007 operating income for PVR Midstream increased 26 percent to $14.1 million from $11.1 million in the prior year quarter. System throughput volumes at PVR’s gas processing plants and gathering systems increased eight percent to 17.8 Bcf, or approximately 194 MMcf per day, in the third quarter of 2007 from 16.6 Bcf, or approximately 180 MMcf per day, in the prior year quarter. The increase in system throughput volumes was primarily due to a short-term gathering contract that was entered into and completed during the third quarter of 2007.

The gross midstream processing margin increased 18 percent to $24.2 million, or $1.35 per Mcf, in the third quarter of 2007, from $20.5 million, or $1.24 per Mcf, in the prior year quarter. Adjusted for the cash impact of derivatives, the gross midstream processing margin increased 48 percent to $20.8 million, or $1.16 per Mcf, in the third quarter of 2007, from $14.0 million, or $0.85 per Mcf, in the prior year quarter. The increase in the gross midstream processing margin was primarily the result of a higher frac spread caused by higher NGL sale prices and lower natural gas purchase costs in the third quarter of 2007 relative to the third quarter of 2006, along with the increase in system throughput volumes. Additionally, producer services revenue increased by $0.6 million, or 78 percent, during the third quarter of 2007 as compared to the prior year quarter.

Expenses, other than the cost of midstream gas purchased, increased by $1.4 million, or 13 percent, during the third quarter of 2007 as compared to the prior year quarter primarily due to a $0.6 million increase in G&A expense, largely due to increased staffing costs, and a $0.5 million increase in DD&A expense, due to acquisitions and gathering system construction.

Capital Resources and Impact of Derivatives

As of September 30, 2007, PVR’s outstanding borrowings were $364.2 million, including $12.6 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase in outstanding borrowings was primarily due to coal reserve and forestland acquisitions and natural gas midstream capital expenditures. Interest expense decreased from $5.3 million in the third quarter of 2006 to $4.7 million in the third quarter of 2007 due to the lower weighted average level of outstanding borrowings during the third quarter of 2007 as compared to the third quarter of 2006.

For the third quarter of 2007, losses on derivatives related to PVR Midstream were $10.7 million, as compared to a gain of $6.4 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $4.7 million during the third quarter of 2007, as compared to net cash payments of $7.3 million in the prior year quarter. See the natural gas midstream segment review in this release for the impact of derivatives on PVR Midstream’s gross processing margin. Also, see the Guidance Table included in this release for detail of derivative positions as of September 30, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss third quarter 2007 results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, November 1, 2007 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until November 15, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #257719. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.

For more information, please visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our natural gas midstream and coal and natural resource management businesses to pay the minimum quarterly distribution to our general partner and our unitholders; energy prices generally and specifically, the price of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; our ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which we can acquire coal reserves; our ability to continually find and contract for new sources of natural gas supply; our ability to retain existing or acquire new natural gas midstream customers; our ability to lease new and existing coal reserves; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among natural gas midstream companies; our exposure to the credit risk of our coal lessees and natural gas midstream customers; the extent to which the amount and quality of our actual production differ from our estimated recoverable proved coal reserves; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of our natural gas midstream business on having connections to third party pipelines; the availability of production equipment and materials; the occurrence of unusual weather or operating conditions including force majeure events; the failure of our infrastructure and our lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of our coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; our ability to expand our natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME—unaudited

(in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Natural gas midstream	$100,370	$100,809	$310,095	$305,340
Coal royalties	24,426	26,612	73,455	73,288
Coal services	1,955	1,515	5,648	4,345
Other	3,453	2,558	9,350	7,148

Total revenues	130,204	131,494	398,548	390,121

Expenses
Cost of midstream gas purchased	76,192	80,272	251,000	254,615
Operating	5,224	6,378	16,235	13,950
Taxes other than income	666	483	2,112	1,619
General and administrative	5,706	4,599	17,108	15,003
Depreciation, depletion and amortization	10,645	9,864	30,600	27,501

Total expenses	98,433	101,596	317,055	312,688

Operating income	31,771	29,898	81,493	77,433

Interest expense	(4,678)	(5,276)	(11,842)	(13,759)
Interest income	299	331	931	902
Derivatives	(10,730)	6,386	(20,927)	(11,676)

Net income	$16,662	$31,339	$49,655	$52,900

Allocation of net income:
General partner’s interest in net income	$3,385	$1,583	$8,819	$2,995
Limited partners’ interest in net income	$13,277	$29,756	$40,836	$49,905

Basic and diluted net income per limited partner unit, common, Class B and subordinated	$0.29	$0.55	$0.89	$1.15

Weighted average units outstanding	46,106	41,644	46,103	41,644

Other data:
Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,842	8,781	25,186	24,467
Average gross coal royalty ($ per ton)	$2.76	$3.03	$2.92	$3.00

Natural gas midstream segment:
Midstream system throughput volumes (MMcf)	17,844	16,586	50,763	45,234
Gross midstream processing margin (in thousands)	$24,178	$20,537	$59,095	$50,725

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash	$3,446	$11,440
Receivables	67,484	66,987
Derivative assets	1,231	449
Other current assets	2,299	2,587

Total current assets	74,460	81,463
Property and equipment, net	690,811	556,513
Derivative assets	802	2,455
Other long-term assets	82,865	73,592

Total assets	$848,938	$714,023

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$57,064	$63,253
Current portion of long-term debt	12,554	10,832
Deferred income	5,761	6,999
Derivative liabilities	22,115	6,996

Total current liabilities	97,494	88,080
Derivative liabilities	3,457	6,618
Other long-term liabilities	6,961	9,931
Long-term debt	351,618	207,214
Partners’ capital	389,408	402,180

Total liabilities and partners’ capital	$848,938	$714,023

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited (in thousands)

	Three Months Ended September 30, 2007		Nine Months Ended September 30, 2007
	2007	2006	2007	2006
Operating Activities
Net income	$16,662	$31,339	$49,655	$52,900
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	10,645	9,864	30,600	27,501
Commodity derivative contracts:
Total derivative losses (gains)	12,034	(5,561)	24,359	12,951
Cash receipts (payments) to settle derivatives for the period	(4,702)	(7,344)	(8,963)	(15,405)
Noncash interest expense	164	191	494	573
Equity earnings, net of distributions received	(255)	(425)	(1,133)	1,603
Gain on sale of property and equipment	—	—	—	—
Changes in operating assets and liabilities	(5,528)	(3,159)	(8,676)	(4,699)

Net cash provided by operating activities	29,020	24,905	86,336	75,424

Investing Activities
Acquisitions, net of cash acquired	(93,423)	(199)	(145,879)	(81,586)
Additions to property and equipment	(10,781)	(11,572)	(29,655)	(26,893)
Other	—	30	197	33

Net cash used in investing activities	(104,204)	(11,741)	(175,337)	(108,446)

Financing Activities
Distributions to partners	(22,873)	(16,912)	(65,853)	(47,960)
Proceeds from borrowings, net	89,000	10,000	146,000	71,500
Proceeds from issuance of units	—	—	860	—

Net cash provided by (used in) financing activities	66,127	(6,912)	81,007	23,540

Net increase (decrease) in cash and cash equivalents	(9,057)	6,252	(7,994)	(9,482)
Cash and cash equivalents-beginning balance	12,503	7,459	11,440	23,193

Cash and cash equivalents-ending balance	$3,446	$13,711	$3,446	$13,711

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION—unaudited

(Dollars in thousands except where noted)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended September 30, 2007

Revenues
Natural gas midstream	$—	$100,370	$100,370
Coal royalties	24,426	—	24,426
Coal services	1,955	—	1,955
Other	2,035	1,418	3,453

Total revenues	28,416	101,788	130,204

Expenses
Cost of midstream gas purchased	—	76,192	76,192
Coal royalties expense	979	—	979
Other operating	1,020	3,225	4,245
Taxes other than income	242	424	666
General and administrative	2,630	3,076	5,706
Depreciation, depletion and amortization	5,833	4,812	10,645

Total expenses	10,704	87,729	98,433

Operating income	$17,712	$14,059	$31,771

Additions to property and equipment and acquisitions, net of cash acquired	$93,449	$10,755	$104,204

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended September 30, 2006

Revenues
Natural gas midstream	$—	$100,809	$100,809
Coal royalties	26,612	—	26,612
Coal services	1,515	—	1,515
Other	1,763	795	2,558

Total revenues	29,890	101,604	131,494

Expenses
Cost of midstream gas purchased	—	80,272	80,272
Coal royalties expense	2,893	—	2,893
Other operating	447	3,038	3,485
Taxes other than income	154	329	483
General and administrative	2,095	2,504	4,599
Depreciation, depletion and amortization	5,551	4,313	9,864

Total expenses	11,140	90,456	101,596

Operating income	$18,750	$11,148	$29,898

Additions to property and equipment and acquisitions, net of cash acquired	$5,735	$6,036	$11,771

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION—unaudited

(Dollars in thousands except where noted)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Nine Months Ended September 30, 2007

Revenues
Natural gas midstream	$—	$310,095	$310,095
Coal royalties	73,455	—	73,455
Coal services	5,648	—	5,648
Other	6,207	3,143	9,350

Total revenues	85,310	313,238	398,548

Expenses
Cost of midstream gas purchased	—	251,000	251,000
Coal royalties expense	4,582	—	4,582
Other operating	2,086	9,567	11,653
Taxes other than income	832	1,280	2,112
General and administrative	7,989	9,119	17,108
Depreciation, depletion and amortization	16,643	13,957	30,600

Total expenses	32,132	284,923	317,055

Operating income	$53,178	$28,315	$81,493

Additions to property and equipment and acquisitions, net of cash acquired	$146,915	$28,619	$175,534

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Nine Months Ended September 30, 2006

Revenues
Natural gas midstream	$—	$305,340	$305,340
Coal royalties	73,288	—	73,288
Coal services	4,345	—	4,345
Other	5,482	1,666	7,148

Total revenues	83,115	307,006	390,121

Expenses
Cost of midstream gas purchased	—	254,615	254,615
Coal royalties expense	4,411	—	4,411
Other operating	1,152	8,387	9,539
Taxes other than income	565	1,054	1,619
General and administrative	6,794	8,209	15,003
Depreciation, depletion and amortization	15,050	12,451	27,501

Total expenses	27,972	284,716	312,688

Operating income	$55,143	$22,290	$77,433

Additions to property and equipment and acquisitions, net of cash acquired	$80,902	$27,577	$108,479

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$16,662	$31,339	$49,655	$52,900
Depreciation, depletion and amortization	10,645	9,864	30,600	27,501
Commodity derivative contracts:
Derivative (gains) losses included in operating income	1,304	825	3,432	1,275
Derivative (gains) losses included in other income	10,730	(6,386)	20,927	11,676
Cash receipts (payments) to settle derivatives for the period	(4,702)	(7,344)	(8,963)	(15,405)
Non-cash cost of gas purchased	—	—	—	4,551
Maintenance capital expenditures	(2,737)	(3,065)	(7,372)	(7,386)

Distributable cash flow (see Note 1)	$31,902	$25,233	$88,279	$75,112

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$16,662	$31,339	$49,655	$52,900
Adjustments for derivatives:
Derivative losses included in operating income	1,304	825	3,432	1,275
Derivative losses (gains) included in other income	10,730	(6,386)	20,927	11,676
Cash receipts (payments) to settle derivatives for period	(4,702)	(7,344)	(8,963)	(15,405)

Net income as adjusted (see Note 2 below)	$23,994	$18,434	$65,051	$50,446

Note 1 - Distributable cash flow represents net income plus depreciation, depletion and amortization expense, plus derivative losses (gains) included in operating income and other income, plus cash paid for derivative settlements, minus non-cash cost of midstream gas purchased minus maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

Note 2 - Net income as adjusted represents net income excluding any gains or losses on derivatives and adjusted for any cash settlements received (paid). The Company believes “net income as adjusted” provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2007.

	Actual				Full Year 2007 Guidance
	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	YTD 2007
Coal and Natural Resource Management Segment:
Coal royalty tons (millions)	8.3	8.1	8.8	25.2	32.0	—	33.0

Revenues:
Average coal royalty per ton	$3.02	2.98	2.76	2.92	2.80	—	2.90
Other	$3.5	4.4	4.0	11.9	17.5	—	18.5

Expenses:
Cash operating expenses	$5.1	5.5	4.9	15.5	19.5	—	20.5
Depreciation, depletion and amortization	$5.5	5.3	5.8	16.6	23.0	—	24.0

Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	93.4	145.9	175.0	—	185.0
Maintenance capital expenditures	$0.1	—	—	0.1	0.5	—	0.7

Total segment capital expenditures	$0.5	52.1	93.4	146.0	175.5	—	185.7

Natural Gas Midstream Segment:
Throughput volumes (MMcf per day)	177	187	194	186	185	—	190

Expenses:
Cash operating expenses	$6.9	6.3	6.7	20.0	27.0	—	28.0
Depreciation, depletion and amortization	$4.6	4.5	4.9	14.0	18.5	—	19.0

Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	9.1	21.7	40.5	—	42.5
Maintenance capital expenditures	$1.9	2.7	2.8	7.4	9.5	—	10.5
Total segment capital expenditures	$7.6	9.6	11.9	29.1	50.0	—	53.0

Other:
Interest expense:
Average long-term debt outstanding	$221.8	241.6	295.7	253.8	300.0	—	310.0
Interest rate	6.2%	5.9%	5.9%	6.0%	6.0%	—	6.2%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Penn Virginia Resource Partners, LP

DERIVATIVE CONTRACT SUMMARY

As of September 30, 2007

	Average Volume Per Day		Weighted Average Price		Weighted Average Price Collars
					Put	Call
Ethane Swaps	(in gallons	)	(per gallon	)
Fourth quarter 2007	34,440		$0.5050
First quarter 2008 through fourth quarter 2008	34,440		$0.4700

Propane Swaps	(in gallons	)	(per gallon	)
Fourth quarter 2007	26,040		$0.7550
First quarter 2008 through fourth quarter 2008	26,040		$0.7175

Crude Oil Swaps	(in barrels	)	(per barrel	)
Fourth quarter 2007	560		$50.80
First quarter 2008 through fourth quarter 2008	560		$49.27

Natural Gas Swaps (Purchase)	(in MMBtu	)	(per MMBtu	)
Fourth quarter 2007 through fourth quarter 2008	4,000		$6.97

Natural Gasoline Swap/Crude Oil Swap (purchase)	(in gallons / in barrels	)	(per gallon /per barrel	)
Fourth quarter 2007	23,520 /560		1.265 / 57.12

Ethane Collar	(in gallons	)			(per gallon)
Fourth quarter 2007	5,000				$0.6100	$0.7125

Propane Collar	(in gallons	)			(per gallon)
Fourth quarter 2007	9,000				$1.0300	$1.1640

Natural Gasoline Collar	(in gallons	)			(per gallon)
Fourth quarter 2007 through fourth quarter 2008	6,300				$1.4800	$1.6465

Crude Oil Collar	(in barrels	)			(per barrel)
First quarter 2008 through fourth quarter 2008	400				$65.00	$75.25

Frac Spread	(in MMBtu	)	(per MMBtu	)
Fourth quarter 2007	7,128		$4.55
First quarter 2008 through fourth quarter 2008	4,193		$4.30
First quarter 2008 through fourth quarter 2008 - (a)	3,631		$5.85

Based on the derivative positions described above, management estimates that for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $3 million for the last three months of the year. This assumes oil and other liquids prices and system throughput volumes remain constant at forecasted (guidance) levels. In addition, based on the derivative positions, management estimates that for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $1 million for the last three months of the year. This assumes natural gas prices and system throughput volumes remain constant at forecasted (guidance) levels.

(a) - Entered into in October 2007.